Exhibit 99.1

FOR IMMEDIATE RELEASE

September 27, 2011

Good Sam and Camping World Announce Executive Team Additions and Internal Promotions

Part of Strategic Alliance to Better Position Themselves for Planned Growth and Acquisitions

September 27, 2011 (Lincolnshire, IL) Camping World, Inc., America’s #1 source for RVs, camping accessories, RV maintenance and repair, and Good Sam Enterprises, LLC, America’s most recognized RV organization, today announced the expansion of the company’s executive team through the appointments of Jim DeBruzzi as Chief Financial Officer and Zrinka Allen as EVP of Human Resources, Social Responsibility and Communication.

Prior to joining the company, DeBruzzi was the Chief Financial Officer for Kerasotes Showplace Theatres, one of America’s largest movie theatre chains. He was responsible for the company’s accounting, finance, treasury, risk management, reporting and compliance, M & A, human resources and IT.  Additionally, Jim was the key liaison with the Company’s private equity partner, senior and institutional lenders, investment bank, legal counsel, audit and tax counsel and the rating agencies.

Zrinka Allen comes to Camping World and Good Sam with over 20 years of experience in Human Resources and most recently was the Director of HR for Wolters Kluwer where she led the development and implementation of key business strategies focused on Talent Acquisition and Development; Compliance; Diversity/Inclusion and Social Responsibility.  As EVP of Human Resources, she will focus on streamlining the Company’s employee management systems as well as talent procurement.  In her additional role of overseeing social responsibility for the Company, she will develop and promote local level initiatives that keep the Company and associates focused on giving back consistent with the charter of the Good Sam Club in 1966 “people helping people.”

“Good Sam and Camping World have always attracted talent of the highest caliber, but this is a whole new level. We are focused on growing the Company through precision and experience. As we evolve to the next level we must continue seeking out individuals with proven track records. I am confident Zrinka and Jim will be tremendous assets as we continue to build our Company with a focus on profitability and social responsibility,” said Marcus Lemonis, Chairman & CEO of Camping World & Good Sam.

The two companies also announced several key promotions, Tom Wolfe to Executive Vice President of Operations for Good Sam, Tamara Ward to Chief Marketing Officer of Camping World & Good Sam and Mike Siemens to President of Good Sam Club, the largest RV Club in the world with over 1.3 million members.

Tom has recently served as the CFO for Good Sam Enterprises.  In his new position, Tom’s primary focus will be on the media business as well as rapidly growing the products and services venture group. Tom brings a great deal of experience both as an RV Industry veteran and his understanding of Good Sam’s historical operations.  Additionally, he will be tasked with working with Good Sam business leaders to streamline processes, improve operating margins through best practices and SG&A reduction, as well as assisting the business leaders with a clear understanding of revenue and profit objectives.

As Chief Marketing officer, Tamara Ward’s core focus will be advancing Camping World & Good Sam’s marketing efforts, including expanding its brands, ensuring that the brand promise is clear and executed and assisting the various business leaders in achieving their stated revenue and profit objectives. Ward has been with the company over 22 years.

In his new role, Mike Siemens will be the clear leader with the Good Sam Club.  His task is to improve the overall experience of the members, bring new benefits to the club and improve the retention and acquisition of RV’ers nationwide. He brings over 25 years experience with the company.

“Marcus and I are thrilled to add new members to our team and announce these well deserved promotions. Over the last year we have worked hard to shed our non-core business and are poised for dramatic growth. It’s paramount to have the right people in the right positions and we have clearly achieved that,” replied Brent Moody, Chief Administrative and Legal Officer of Camping World & Good Sam.

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About Camping World & Good Sam Enterprises

Camping World, www.campingworld.com, is America’s #1 source for RVs, RV and Camping accessories, RV maintenance and repair, and RV rentals. Good Sam, www.goodsamclub.com, world’s largest National RV owners Club, a ventures division which includes products and services including but not limited to extended warranties, roadside assistance, property and casualty, credit card services, RV financing services and various other protection products. Additionally, the company publishes 7 magazines, campground directories and produces shows and events nationwide. Both Camping World and Good Sam Club were founded in 1966 and are partnered together today to offer more to those who love the RV lifestyle, with one-stop shopping and resources for everything RV and outdoor.

Zrinka Allen

EVP-Human Resources, Social Responsibility and Communication

z@campingworld.com

847-229-6430